Exhibit 10.3

DOLBY LABORATORIES, INC.

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is entered into as of February 24, 2009, by and between Dolby Laboratories, Inc., a Delaware corporation (the “Company”) and Peter Gotcher (“Consultant”).

WHEREAS, the Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services. As of March 1, 2009 (the “Effective Date”), Consultant will serve as Executive Chairman of the Company. Consultant will provide overall leadership to the Board of Directors (the “Board”) and advise and consult on technologies and markets and such other matters as the Board may request. The services to be performed by Consultant hereunder shall be referred to herein as the “Services.” The period of the consultancy under this Agreement is referred to herein as the “Consultancy Term.” During the Consultancy Term, Consultant will continue to serve as a member of the Board, subject to any required Board and/or stockholder approval. During the Consultancy Term, Consultant will perform his duties faithfully and to the best of his ability. The Company and Consultant agree that Consultant will devote approximately 30% of his time to performance of the Services.

2. Compensation.

A. Cash Compensation. The Company will pay Consultant $29,166.67 per month ($350,000.00 annually) for the Services, with such amounts to be paid pursuant to the Company’s normal consultant payment practices. In exchange for the compensation provided herein, Consultant hereby declines to accept, and waives any right to receive, for the period during which Consultant provides the Services under this Agreement, any other compensation paid by the Company to its non-employee members of the Board, including specifically all retainers, meeting fees and the automatic grant of Outside Director Awards (as defined in the Company’s 2005 Stock Plan) provided in Section 14 of the Company’s 2005 Stock Plan.

B. Stock Award Grant. The Board (or its Compensation Committee) shall, following the Effective Date, grant Consultant a restricted stock unit award covering 30,000 shares of the Company’s Class A Common Stock. Twenty thousand of the shares subject to the restricted stock unit award shall vest on the first anniversary of the Effective Date subject to Consultant continuing to provide the Services through such date and no shares shall vest before such date and no rights to any vesting shall be earned or accrued prior to such date. The remaining ten thousand of such shares shall vest on second anniversary of the Effective Date subject to Consultant continuing to provide the Services through such date. This restricted stock unit award shall be subject to the terms and conditions of the Company’s 2005 Stock Plan and form of restricted stock unit agreement.

C. Bonus. The Board (or its Compensation Committee) shall, no later than thirty days following the Effective Date, determine the performance goals (which shall relate to the Services Consultant will provide to the Company) required to be met for the future grant to Consultant of a nonstatutory stock option to purchase a number of shares of the Company’s Class A Common Stock in an amount equal to between $100,000 and $300,000 in Black-Scholes value as of the date of grant. The size of the grant shall be determined by the Compensation Committee no later than 30 days prior to the first anniversary of the Effective Date and shall be based on its assessment of the achievement of the performance goals by Consultant. The stock option will become fifty percent (50%) vested on the date of the grant (subject to Consultant continuing to provide Services under this Agreement on such date) and the remaining 50% will fully vest on the first anniversary of the date of the grant (subject to Consultant continuing to provide Services under this Agreement on such date). The grant shall be made on February 15, 2010 (or the first business day thereafter, if February 15, 2010 is not a business day). The stock option shall have an exercise price equal to the fair market value of the Company’s Class A Common Stock on the date of grant as determined under the Company’s 2005 Stock Plan and the option grant policy applicable to grants under such plan. The stock option shall also be subject to the terms and conditions of the Company’s 2005 Stock Plan and form of stock option agreement.

The Board (or its Compensation Committee) shall, no later than thirty days prior to the first anniversary of the Effective Date, determine the performance goals (which shall relate to the Services Consultant will provide to the Company) required to be met for the future grant to Consultant of a nonstatutory stock option to purchase a number of shares of the Company’s Class A Common Stock in an amount equal to between $100,000 and $300,000 in Black-Scholes value as of the date of grant. The size of the grant shall be determined by the Compensation Committee no later than 30 days prior to the second anniversary of the Effective Date and shall be based on its assessment of the achievement of the performance goals by Consultant. The stock option will become fifty percent (50%) vested on the date of the grant (subject to Consultant continuing to provide Services under this Agreement on such date) and the remaining 50% will fully vest on the first anniversary of the date of the grant (subject to Consultant continuing to provide Services under this Agreement on such date or otherwise continuing to provide services to the Company (e.g., as a director) on such date in a manner such that vesting of Consultant’s equity awards has continued under the Company’s 2005 Stock Plan). The grant date shall be February 15, 2011 (or the first business day thereafter if February 15, 2011 is not a business day). The stock option shall have an exercise price equal to the fair market value of the Company’s Class A Common Stock on the date of grant as determined under the Company’s 2005 Stock Plan and the option grant policy applicable to grants under such plan. The stock option shall also be subject to the terms and conditions of the Company’s 2005 Stock Plan and form of stock option agreement.

D. Expense Reimbursement. The Company will reimburse Consultant, in accordance with Company policy, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement.

3. Withholding. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization.

4. Confidentiality/Corporate Opportunity. Consultant will maintain in confidence and will not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any proprietary information, confidential information, know-how or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services and to perform Consultant’s duties as a member of the board of directors of the Company. Upon the written request of Company, Consultant shall return to Company all Company proprietary information, confidential information, know-how or trade secrets in Consultant’s possession. Consultant shall not appropriate any corporate opportunity rightfully belonging to the Company.

5. Conflicting Obligations. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement.

6. Independent Contractor; Benefits. It is the express intention of the Company and Consultant that Consultant performs the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an employee. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

7. Termination and Survival.

(a) A. Consultancy Term and Termination. The Consultancy Term shall be two years from the Effective Date. The Company may terminate this Agreement for “Cause”. “Cause” means, the Consultant’s: (i) refusal or failure to act in accordance with any specific, lawful direction or order of the Company; (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of disability); (iii) performance of any act or failure to perform any act in bad faith and to the detriment of the Company; (iv) dishonesty, intentional misconduct or material breach of any agreement with the Company; or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. At least 30 days prior to the termination of the Agreement pursuant to (i) or (ii) above, the Company shall provide the Consultant with notice of the Company’s intent to terminate, the reason therefore, and an opportunity for the Consultant to cure such defects in his service to the Company’s satisfaction.

The Agreement will terminate immediately upon the death or disability of Consultant.

B. Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other under this Agreement shall cease except:

(1) The Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the Company’s policies; and

(2) All Sections of this Agreement other than Section 1 (Services) and Section 2 (Compensation) will survive termination of this Agreement.

8. Miscellaneous.

A. Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of California without regard to California’s conflicts of law rules. To the extent that any lawsuit is permitted under this Agreement, the parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.

B. Assignability. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as otherwise provided in this Agreement, Consultant may not sell, assign, or hdelegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, sale of assets or stock, or otherwise.

C. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement. Consultant represents and warrants that he is not relying on any statement or representation not contained in this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile; or (iii) mailed by U.S. registered or certified mail (return receipt requested), to the party at the party’s address written below or at such other address as the party may have previously specified by like notice. If sent by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section.

(1) If to the Company, to:

Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, CA 94103

Attention: Mark S. Anderson

(2) If to Consultant, to the last address of Consultant provided by Consultant to the Company.

F. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Services Agreement as of the date first written above.

CONSULTANT	DOLBY LABORATORIES, INC.

/s/ Peter Gotcher	By:	/s/ N.W. Jasper, Jr.
Peter Gotcher	Title:	President and Chief Executive Officer